UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 3, 2005

MIM Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-28740 (Commission File Number)	05-0489664 (IRS Employer Identification No.)

100 Clearbrook Road, Elmsford, New York (Address of Principal Executive Offices)		10523 (Zip Code)

Registrant's telephone number, including area code (914) 460-1600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01	Entry into a Material Definitive Agreement.

      On January 3, 2005, MIM Corporation, a Delaware corporation ("MIM"), entered into Amendment No. 1 (the "Amendment") to the Agreement and Plan of Merger, dated August 9, 2004 (the "Merger Agreement"), by and among MIM, Chronimed Acquisition Corp., a Minnesota corporation and a wholly owned subsidiary of MIM ("Merger Sub"), and Chronimed Inc. ("Chronimed"). The combined company will be named BioScrip Inc. ("BioScrip").

      The Amendment to the Merger Agreement extends the termination date for consummation of the merger from December 31, 2004 to April 30, 2005, increases the share exchange ratio from 1.025 to 1.12 shares of MIM common stock for each outstanding share of Chronimed common stock, adds a board member to the BioScrip Board of Directors to be selected from the MIM Board of Directors, and names key executives (Gregory H. Keane, Chronimed's current Chief Financial Officer, as BioScrip's Chief Financial Officer, Barry A. Posner as the Executive Vice President, Secretary and General Counsel of BioScrip, and each of Alfred Carfora, Brian J. Reagan and Anthony J. Zappa as an Executive Vice President of BioScrip). The Amendment also designates Minneapolis, Minnesota as the business headquarters for BioScrip while keeping Elsmford, New York as the corporate headquarters.

      The foregoing description of the Amendment and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.
(c) Exhibits.	The following Exhibits are filed with this Report:
Exhibit No.	Description
10.1	Amendment No. 1 dated January 3, 2005 to Agreement and Plan of Merger dated August 9, 2004 by and among MIM Corporation, Chronimed Acquisition Corp. and Chronimed Inc.

SIGNATURES Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: January 5, 2005	MIM CORPORATION By: /s/ Barry A. Posner Barry A. Posner, Executive Vice President, Secretary and General Counsel